Exhibit 10.5
(Nonqualified Stock Option for Executive Officers)

PRIVATEBANCORP, INC.
FORM OF STOCK OPTION CERTIFICATE
1.Option Award. PrivateBancorp, Inc., a Delaware corporation (the “Company”), hereby awards to ________ (“Optionee”) a non-qualified stock option (“Option”) to purchase the number of shares of Common Stock, without par value, of the Company set forth below, at the option price per share set forth below (which is the closing price of the Company’s Common Stock on the date hereof and which shall for all purposes constitute the “Fair Market Value”).
2.Summary. The grant date, option price per share, aggregate number of shares subject to the Option and vesting dates are set forth below, subject in all respects to the terms and conditions of this Stock Option Certificate, the Stock Option Agreement delivered herewith (“Agreement”) and the PrivateBancorp, Inc. 2011 Incentive Compensation Plan (the “Plan”).
Subject to earlier termination as provided in the Stock Option Agreement or the Plan, this Option shall expire 10 years from the Grant Date. Except as may be otherwise provided in the Stock Option Agreement or Plan, this Option shall vest and be exercisable as to all or a portion of the number of shares set forth above as follows:

Grant Date	_______ , ____
Option Price	$___________, per share
Number of Shares	_________ shares of PrivateBancorp, Inc. common stock, no par value
Vesting Date	The option vests 100% on [three-years after grant] and may be exercised on or after that date, but prior to expiration.

3.Acceptance and Agreement by Optionee. Optionee hereby accepts the Option described above, and agrees to be bound by the terms, conditions and restrictions of such Option as set forth in this Stock Option Certificate, the Agreement and the Plan. Optionee acknowledges having read and understood such documents and understands that vesting of the Option is conditioned upon continued employment with the Company or its Subsidiaries, except as otherwise expressly set forth in the Agreement or the Plan.

PRIVATEBANCORP, INC. By: Name: Joan Schellhorn Title: Chief Human Resources Officer	OPTIONEE ____________

Exhibit 10.5
(Nonqualified Stock Option for Executive Officers)

PRIVATEBANCORP, INC.
FORM OF STOCK OPTION AGREEMENT
THIS STOCK OPTION AGREEMENT (this “Agreement”) is made as of the date set forth in the Stock Option Certificate (as defined in Section 1) by and between PrivateBancorp, Inc., a Delaware corporation (the “Company”), and the Optionee identified on the Stock Option Certificate (“Optionee”). Except as otherwise indicated or defined herein, all words with initial capitals shall have the same meaning as ascribed to them in the Plan. Optionee acknowledges receipt of a copy of the Plan.
WHEREAS, the Company desires to grant to Optionee an option (“Option”) to buy shares of the Company’s Common Stock, pursuant to the PrivateBancorp, Inc. 2011 Incentive Compensation Plan (the “Plan”) and this Agreement;
NOW, THEREFORE, the parties hereto agree as follows:
1.Grant and Designation of Option. Subject to Optionee’s execution and delivery of the related Stock Option Certificate attached hereto or otherwise delivered or made available to Optionee in electronic form (the “Stock Option Certificate”) and any documents described therein, and subject to the Plan (the terms and provisions of which are incorporated herein and expressly made a part hereof), including, but not limited to, adjustments required pursuant thereto, the Company hereby grants to Optionee the Option to purchase the aggregate number of shares of Common Stock set forth on the Stock Option Certificate at the price per share (“Option Price”) set forth on such Stock Option Certificate. The Option granted hereunder shall not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. This Agreement and the Option is subject to all good faith determinations of the Committee and of the Company pursuant to the Plan.
2.Term of Option; Vesting. Subject to earlier termination, acceleration or cancellation of the Option as provided herein, the term of the Option shall be for a period 10 years from the date hereof. Subject to the provisions of this Agreement, the Option shall be vested and exercisable at such times and as to such number of shares as determined on the schedule set forth on the Stock Option Certificate. If a Change of Control occurs during the period of Optionee’s employment with the Company and its Subsidiaries, the Option shall vest to the extent provided in Section 13 of the Plan, and Optionee shall be entitled to exercise the Option to the extent vested (it being understood that vesting will accelerate and the Option shall become immediately exercisable except to the extent Optionee receives a Replacement Award; in the event Optionee receives a Replacement Award and, within two years after the Change of Control, Optionee’s employment is terminated by the Company (other than a Termination for Cause), or by Optionee with Good Reason, then, upon such termination, the Replacement Award shall become fully vested and exercisable).
3.Method of Exercise.
(a)Subject to the terms and conditions of this Agreement, the Option may be exercised by giving notice to the Company (the “Exercise Notice”) by such electronic or telephonic procedure as the Company has established or may establish from time to time (including procedures provided by a third party engaged by the Company to provide administrative services related to the Option), or, if no such procedures are then in effect, in writing to its offices at 120 South LaSalle Street, Chicago, Illinois 60603 (or such other offices of the Company which are hereinafter designated by the Company) to the attention of the Secretary of the Company. The Exercise Notice (i) shall state (A) the election to exercise the Option and (B) the total number of full shares in respect to which it is being exercised, and (ii) shall be signed by the person or persons exercising the Option.

Exhibit 10.5
(Nonqualified Stock Option for Executive Officers)

(b)Optionee shall pay the total amount due resulting from such exercise in any of the following forms: (i) by certified or cashier’s check for the full amount of the purchase price of such shares; (ii) by delivery of certificates for shares of Previously-Acquired Shares (or deemed delivery based on attestation to the ownership of Previously-Acquired Shares) having a Fair Market Value equal to the total payment due from Optionee; (iii) through a simultaneous exercise of Optionee’s Option and sale of the shares of Common Stock hereby acquired pursuant to a brokerage arrangement approved in advance by the Committee to assure its conformity with the terms and conditions of the Plan; or (iv) by a combination of the methods described in (i), (ii) and (iii) above. To the extent applicable, Optionee shall also pay the amount, in cash, of any federal, state and local income, Social Security and Medicare taxes required to be withheld as a result of the exercise, unless Optionee delivers Previously-Acquired Shares or elects to have the Company withhold from the shares purchased, shares having a Fair Market Value equal to such required tax withholding amount. The value of any shares withheld may not be in excess of the amount of taxes required to be withheld by the Company determined by applying the applicable minimum statutory withholding tax rates. Upon receipt of the foregoing, the Company shall issue the shares of Common Stock as to which the Option has been duly exercised.
(c)In the discretion of the Committee, any shares issued upon exercise of the Option may be non-certificated and, accordingly, issuances and transfers shall be reflected on the stock ledger books and records of the Company and no certificate of shares of Common Stock in respect of Optionee’s shares will be issued to Optionee, to the extent not prohibited by applicable law, the Company’s certificate of incorporation and by-laws, or the rules of any stock exchange.
4.Restrictions.
(a)    This Option may not be exercised if the issuance of such shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.
(b)    Notwithstanding anything to the contrary set forth in this Agreement or in the Plan, each provision of this Agreement and all amounts which may be payable hereunder or under the Plan shall be subject to any restrictions or limitations required by any of the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and the TARP Capital Purchase Program or any subsequent or similar legislation, and any regulations or interpretations that have been or may from time to time be promulgated thereunder, including, but not limited to the Interim Final Rule issued by the U.S. Treasury Department on June 15, 2009 (all such legislation, regulations and interpretations, and any amendments or modifications thereof, collectively (“TARP”), as may be in effect on the date hereof and as may be amended, replaced or supplemented at any time and from time to time hereafter; provided, nothing herein shall limit or otherwise diminish any waiver previously entered into by Optionee pursuant to the Company’s participation in the TARP Capital Purchase Program, which waiver shall remain in full force and effect. The terms set forth in this Agreement are further subject to any applicable conditions, limitations or restrictions that may be imposed by any governmental or regulatory authority, including but not limited to the FDIC or other federal or state regulator (any such provisions, “Regulatory Restrictions”). If any vesting of the Option or the making of any payment pursuant to this Agreement shall violate, or shall have violated, TARP or any Regulatory Restrictions, Optionee shall be deemed to have waived Optionee’s right to such payment and, to the extent necessary to comply with TARP or such Regulatory Restrictions, shall promptly repay any such amount to the Company upon request, and this Agreement shall be deemed to be amended to effectuate such waiver such that no obligation on the part of the Company to pay or provide the waived amount shall occur. Without limiting the generality of the foregoing, all rights hereunder as well as the value received by Optionee upon vesting, exercise or otherwise may be subject to recovery or “clawback” by the Company (or otherwise) under its clawback policies applicable to Optionee from time to time as well as Regulatory

Exhibit 10.5
(Nonqualified Stock Option for Executive Officers)

Restrictions or applicable state or federal laws, including, but not limited to the recoupment or clawback provisions under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The applicability and ultimate impact of any of these clawback provisions will vary depending on the facts and circumstances and Optionee hereby acknowledges that such provisions may apply to the Award.
5.Effect of Termination of Employment.
(a)    The Option, to the extent not theretofore exercised, shall terminate on Optionee’s Termination Date, except that:
(i)Disability: In the event a Termination or Resignation occurs due to Optionee’s long-term disability, Optionee may during the one-year period following such Termination Date exercise the Option to the extent it was vested and exercisable on Optionee’s Termination Date, and such portion of the Option that had not so previously become vested and exercisable shall be immediately forfeited and canceled.
(ii)Death: In the event a Termination occurs due to Optionee’s death, Optionee’s representative or beneficiary may during the one-year period following Optionee’s Death exercise the Option to the extent it was vested and exercisable on Optionee’s Termination Date, and such portion of the Option that had not so previously become vested and exercisable shall be immediately forfeited and canceled.
(iii)Change of Control: In the event of a Termination (other than Termination for Cause) or Resignation occurs within two years after a Change of Control, Optionee may during the three-year period following such Termination Date exercise the Option to the extent such Option was exercisable on Optionee’s Termination Date (including by reason of acceleration of vesting under Section 2 hereof).
(iv)Retirement: In the event a Termination or Resignation occurs under circumstances that constitute Optionee’s Retirement, then:
(1)to the extent vested and exercisable on Optionee’s Termination Date, this Option may be exercised by Optionee during the three-year period following such Termination Date; and
(2)upon Optionee’s Retirement, Optionee shall become vested in a pro rata portion of the Option (rounded to the nearest whole number), calculated as follows:
(A / B * C) - D
where, A equals the total number of completed months of service during the Option vesting period prior to Optionee’s Retirement; B equals the total number of full months during the Option vesting period set forth on the Stock Option Certificate; C equals the aggregate number of shares of Common Stock set forth on the Stock Option Certificate; and D equals the number of shares subject to the Option that have previously vested; which pro rata portion may be exercised by Optionee during the three-year period following such Termination Date, and such portion of the Option that has not become vested and exercisable shall be immediately forfeited and canceled. Notwithstanding the foregoing, as of the date Optionee shall cease to be Retired from the Industry, Optionee shall forfeit any unexercised portion of the Option then outstanding.
(v)Other Resignation or Termination (other than for Cause): In the event a Termination Date occurs due to Optionee’s Resignation or Termination (other than in circumstances described above or Termination for Cause), Optionee may during the 90-day period following such Resignation or Termination

Exhibit 10.5
(Nonqualified Stock Option for Executive Officers)

exercise the Option to the extent such Option was vested and exercisable on Optionee’s Termination Date, and such portion of the Option that had not so previously become vested and exercisable shall be immediately forfeited and canceled.
(b)    In the event of Optionee’s death during the one-year period described in Section 5(a)(i), the three-year period described in Sections 5(a)(iii) and (iv) or the 90-day period described in Section 5(a)(v), Optionee’s representative or beneficiary may, during the unexpired portion of such period, as the case may be, following the date of Optionee’s death, exercise the Option to the extent it was vested and exercisable at the time of Optionee’s death.
(c)    Notwithstanding the foregoing provisions of this Section 5 to the contrary, in no event shall any Option be exercised after the expiration of the term of the Option set forth in Section 2.
6.Effect of Termination for Cause.
(a)    In the event of a Termination for Cause, all unexercised Options, whether vested or not vested, shall immediately terminate and all shares of Common Stock purchased hereunder within the one-year period immediately preceding such Termination for Cause (the “Option Stock”), whether held by Optionee or one or more transferees, shall be subject to purchase by the Company pursuant to the terms and conditions set forth in this Section 6.
(b)    The purchase price for shares of Common Stock purchased by the Company pursuant to this Section 6 will be equal to the Option Price paid therefor by Optionee.
(c)    The Company may elect to purchase all (but not less than all) of the Option Stock by delivery of written notice (the “Purchase Notice”) to Optionee (and any permitted transferee of the Option Stock) within 60 days after the Termination Date. The Purchase Notice shall set forth the number of shares of Option Stock to be acquired from each holder and the aggregate consideration to be paid for such shares.
(d)    The closing of any purchase transaction pursuant to this Section 6 shall take place on the date designated in the Purchase Notice, which date shall not be more than 30 and not less than 10 days after delivery of the Purchase Notice. The Company shall be entitled to receive customary representations and warranties with respect to the seller’s title to the shares of Option Stock to be purchased hereunder.
7.Compliance with Certain Laws and Regulations. If the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law or regulation, or that the consent or approval of any governmental regulatory body is necessary or desirable in connection with the granting of the Option or the acquisition of shares thereunder, Optionee shall supply the Committee or Company, as the case may be, with such certificates, representations and information as the Committee or Company, as the case may be, may request and shall otherwise cooperate with the Company in obtaining any such listing, registration, qualification, consent or approval.
8.Definitions. For the purposes of this Agreement:
(a)    “Good Reason” means the occurrence, other than in connection with a discharge, of any of the following without Optionee’s consent: (A) a reduction in Optionee’s base salary, target annual bonus opportunity (other than a proportionate reduction applicable to all executives of the Company, unless such reduction occurs during the two-year period commencing on the occurrence of a Change of Control), or (B) Optionee being required to be based at an office or location which is more than 50 miles from Optionee’s then-current office. Optionee must provide written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence, and the Company

Exhibit 10.5
(Nonqualified Stock Option for Executive Officers)

shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice.
(b)    “Resignation” means Optionee’s relinquishment of employment with the Company and all Subsidiaries.
(c)    “Retired from the Industry” means that Optionee has retired from the Company and all Subsidiaries under circumstances that constitute Retirement, and Optionee (i) does not thereafter perform services as an employee, officer, director or consultant for, or in any other capacity assist, any bank, thrift, bank or thrift holding company, asset management company, trust company, investment advisor, or any other financial services company (other than the Company or a Subsidiary), whether existing or in formation, that provides or plans to provide banking or other financial services, including but not limited to, those relating to loans, deposits, treasury management, custodial or trust services, or investment or wealth management services, and (ii) certifies to the Company, at such times and in such manner as the Committee may require, that since Optionee’s retirement, Optionee has not performed any such services.
(d)    “Retirement” means any Resignation or Termination of Optionee’s employment for any reason other than death, long-term disability (defined in Section 8(e) below) or Termination for Cause on or after age 62 and completion of at least 10 years of service with the Company or any Subsidiary (including for this purpose continuous years of service, if any, with a Subsidiary as of the date such Subsidiary was acquired by the Company).
(e)    “Termination” means a termination of the employment of Optionee (i) by the Company and all of its Subsidiaries for any reason, other than a Termination for Cause, including, but not limited to, long-term disability (as determined by the Committee in accordance with the Code after receipt of medical advice, or as entitles Optionee to benefits under a long-term disability benefit plan of the Company or a Subsidiary in which Optionee participates) or (ii) due to Optionee’s death.
(f)    “Termination Date” means the date on which a Resignation, Termination or Termination for Cause occurs.
(g)    “Termination for Cause” means a termination of the employment of Optionee by the Company or any Subsidiary for any of the following reasons.
(i)    In the case where there is an employment, change of control or similar agreement in effect between Optionee and the Company or any Subsidiary that defines “cause” (or similar words), the termination of an employment arrangement that is or would be deemed to be for “cause” (or similar words) as defined in such agreement.
(ii)    In the case where there is no employment, change of control or similar agreement in effect between Optionee and the Company or any Subsidiary, or where there is such an agreement but the agreement does not define “cause” (or similar words), the termination of Optionee’s employment due to:
(1)    The commission by Optionee, as reasonably determined by the Committee, of any theft, embezzlement or felony against the Company or any Subsidiaries;
(2)    The commission of an unlawful or criminal act by Optionee resulting in material injury to the business or property of the Company or Subsidiaries or of an act generally considered to involve moral turpitude, all as reasonably determined by the Committee;

Exhibit 10.5
(Nonqualified Stock Option for Executive Officers)

(3)    The commission of an intentional act by Optionee in the performance of Optionee’s duties as an employee of the Company or any Subsidiary amounting to gross negligence or misconduct or resulting in material injury to the business or property of the Company or Subsidiaries, all as reasonably determined by the Committee; or
(4)    The habitual drunkenness or drug addiction of Optionee, as reasonably determined by the Committee.
9.Beneficiary. Optionee may name, from time to time, any beneficiary or beneficiaries who may exercise vested Options pursuant to Sections 5(a)(ii) or 5(b) hereof in case of Optionee’s death before the exercise of vested Options and to whom the shares of Common Stock issuable upon exercise of the Options covered by this Award shall be paid in case of Optionee’s death before receipt of the underlying Common Stock upon exercise. Each designation shall be on a form prescribed for such purpose by the Committee and shall be effective only as set forth therein.
10.Miscellaneous.
(a)    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to Optionee at the address set forth on the records of the Company, to the Company at the address set forth or established pursuant to Section 3, or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when received.
(b)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(c)    Complete Agreement. This Agreement, the Stock Option Certificate and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)    Counterparts; Electronic Signature. This Agreement, the Stock Option Certificate and those documents expressly referred to herein and therein may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, the Stock Option Certificate and all documents to be delivered in connection with this Agreement may be executed and delivered by Optionee by electronic signature, including without limitation “click-through” acceptance, pursuant to procedures the Company may establish from time to time, and such execution and delivery shall have the same force and effect as Optionee’s manual signature.
(e)    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Optionee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that Optionee may not assign any of Optionee’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted hereby.

Exhibit 10.5
(Nonqualified Stock Option for Executive Officers)

(f)    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(g)    Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.
(h)    No Employment Contract. In no event shall the granting of this Option or Optionee’s acceptance hereof give or be deemed to give Optionee any right to continued employment by the Company or any Subsidiary of the Company or to the receipt of any future Option or other awards under the Plan.
(i)    Rights as a Stockholder. Optionee will have no voting, dividend or other rights as a stockholder of the Company with respect to any shares of Common Stock underlying the Option until and unless Optionee exercises the Option pursuant to the terms hereof and ownership of such Common Stock has been transferred to Optionee.